SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2003

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission file Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, VA	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 893-7800

N/A

(Former name or former address, if changed since last report)

Item 5.  Other Events.

                On February 6, 2003, the Company raised approximately $409,000 through the issuance of 10,125 and 226 shares of Series G Preferred Stock at a purchase price of $39.50 per share to accredited investors and a placement agent, respectively.  Under the terms of this financing, the Company also issued five-year fully vested warrants to purchase 25,313 and 564 shares of common stock at $4.35 per share to the same accredited investors and placement agent, respectively.  Each share of Series G Preferred Stock is initially convertible into 10 shares of common stock at any time at the election of the holder.  This financing, which supplements the approximately $1.1 million Series G financings closed during September and November 2002, was completed to improve the Company’s cash position and to assist the Company’s efforts to maintain compliance with Nasdaq listing requirements.

Item 7.  Financial Statements and Exhibits.

(c)           Exhibits

                99.1                          Portions of a presentation to be delivered to various participants in the securities industry and first delivered on February 21, 2003.

Item 9.  Regulation FD Disclosure

                On February 21, 2003, the Company gave a presentation regarding the Company's business. The Company intends to deliver this presentation to various participants in the securities industry.  Portions of this presentation are attached as an exhibit hereto.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VCAMPUS CORPORATION

Date: February 25, 2003	/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer